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                                                                  EXHIBIT 2.3

                           CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT is made and entered into this 30th day of September, 1996, by and between DONALD L. SMITH ("Smith" or "Contributor"), a single man, and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP ("Sun"), a Michigan limited partnership having its principal office at 31700 Middlebelt, Suite 145, Farmington Hills, Michigan 48334, or its designee or assignee.

                                R E C I T A L S:

         A. The Contributor is the owner of parcels of real property (the "Land") located in the City of Leesburg, Lake County, Florida, containing 96 developed manufactured home sites and 136 undeveloped manufactured home sites on approximately 35 acres, commonly known as Leesburg Landing Manufactured Home Community ("Leesburg Landing"), as more fully described in Exhibit "A" attached hereto and made a part hereof, together with the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land (collectively the "Improvements").

         B. The Contributor is the owner of all machinery, equipment, goods, vehicles, manufactured homes and other personal property (collectively the "Personal Property") described in Exhibit "B", attached hereto and made a part hereof, which is located at or useable in connection with the ownership or operation of the Land and Improvements. The Personal Property does not include the Leased Homes (as defined in Section 17 below).

         C. The Land, the Improvements, and the Personal Property, together with all of the Contributor's right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of the Land and Improvements, all right, title and interest, if any, of the Contributor in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof, all easements appurtenant to the Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of the Land, or the fee owner thereof, and all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing are hereinafter sometimes collectively referred to as the "Project".

         D. The Contributor desires to contribute the Project to Sun, and Sun desires to accept the contribution of the Project from the Contributor, all upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

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         1.      AGREEMENT TO CONTRIBUTE.

         1.1 The Contributor agrees to contribute the Project to Sun, and Sun agrees to accept the Project from the Contributor, in accordance with the terms and subject to the conditions hereinafter set forth.

         2.      CONSIDERATION.

         2.1 The parties agree that the aggregate value (the "Agreed Value") of the Project, is One Million Five Hundred Thousand and 00/100 ($1,500,000.00) Dollars less (i) the costs incurred by Sun for the policy of title insurance and endorsements thereto to be issued pursuant to Section 18.2(e) hereof, the Survey to be obtained pursuant to Section 4.2 and the Environmental Audit to be obtained pursuant to Section 10.1(e), and (ii) the sum of all transfer, documentary, intangible, sales, use and other taxes paid by Sun pursuant to the terms hereof as a result of the transfer of the Project to Sun (collectively, the "Existing Debt"). On the Contribution Date, Sun shall issue to the Contributor the number of Common OP Units (such term having the meaning assigned to it in Sun's Second Amended and Restated Limited Partnership Agreement) equal to a fraction in which the numerator is Three Hundred Thousand ($300,000.00) Dollars less the sum of the Existing Debt and the denominator is the "Stock Price". The Stock Price shall mean (i) $1.00 over the Base Price (as defined below) if such Base Price is $27.50 per share or less; (ii) $28.50 if the Base Price is greater than $27.50 and less than $28.50; and (iii) the Base Price if the Base Price is $28.50 or more. The Base Price will equal the average closing stock price per share of the common stock of Sun Communities, Inc. (the "REIT") during the five (5) business days immediately prior to the Contribution Date. If the Existing Debt is greater than $300,000.00, no Common OP Units will be issued to the Contributor on the Contribution Date, and an excess Existing Debt shall reduce the number of Common OP Units to be issued pursuant to Section 2.4 below.

         2.2 If during the two (2) year period immediately following the Contribution Date the highest average closing stock price of the REIT for any five (5) consecutive business days (the "New Average Stock Price") does not, at a minimum, equal the Stock Price used when determining the number of Common OP Units issued pursuant to Section 2.1 and the Stock Price used in Section 2.1 was less than $28.50 per share, Sun will issue additional Common OP Units to the Contributor (the "Additional Issuance") equal to the difference between the number of Common OP Units issued to the Contributor at closing and (i) the number of Common OP Units which would have been issued to the Contributor if the New Average Stock Price had been used as the Stock Price in determining the number of such Common OP Units to be issued pursuant to Section 2.1, or (ii) the number of Common OP Units which would have been issued to the Contributor if the Base Price had been used as the Stock Price in determining the number of such Common OP Units to be issued pursuant to Section 2.1, whichever is less.

         2.3 The Common OP Units issued pursuant to Section 2.1 shall be issued effective as of one day after the REIT's dividend record date immediately following the Contribution Date. The Common OP Units issued pursuant to Section 2.2, if any, shall be issued effective as of one day


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after the REIT's dividend record date immediately following the second anniversary of the Contribution Date. With respect to the calendar quarter in which the issuance of Common OP Units is effective, Sun will make a payment to the Contributor per Common OP Unit equal to the product of (x) the distribution per Common OP Unit for the REIT's record date immediately preceding the date the issuance of such Common OP Units is effective and (y) a fraction in which the numerator is the number of days from, but not including, the Contribution Date (with respect to Common OP Units issued pursuant to Section 2.1) or the second anniversary of the Contribution Date (with respect to any Common OP Units that may be issued pursuant to Section 2.2) to the end of the calendar quarter and the denominator is the number of days in the calendar quarter in which falls the Contribution Date (with respect to Common OP Units issued pursuant to Section 2.1) or the second anniversary of the Contribution Date (with respect to any Common OP Units that may be issued pursuant to Section 2.2). Such payment shall be made on the date the REIT's dividend payment is made for such calendar quarter.

         2.4 The remainder of the Agreed Value, $1,200,000.00, shall be paid through the issuance to the Contributor of additional Common OP Units as follows: (a) quarterly, on the day following each dividend declaration date of the REIT, the Contributor will be issued the number of Common OP Units equal to a fraction, the numerator of which is equal to the product of $6,593.41 multiplied by the number of Unoccupied Sites and Undeveloped Sites which became Occupied Sites during the preceding quarter, and the denominator of which is the Florida Stock Price; (b) on the dividend declaration date of the REIT immediately following the third anniversary of the Contribution Date, Common OP Units applicable to Unoccupied Sites having an aggregate value of $303,296.80, less the value of Common OP Units issued for Unoccupied Sites pursuant to subparagraph (a) above, shall be issued to the Contributor, and thereafter no additional Common OP Units shall be issued for Unoccupied Sites which become Occupied Sites; and (iii) on the dividend declaration date of the REIT immediately following the thirty-eighth month after the Contribution Date, Common OP Units having an aggregate value of $1,200,000.00, less the value of Common OP Units issued pursuant to subparagraphs (a) and (b) above, shall be issued to the Contributor, and thereafter no additional Common OP Units shall be issued to the Contributor.

         2.5 For the purposes of this Agreement: the "Florida Stock Price" shall mean $1.00 over the average closing stock price per share of the REIT during the five (5) business days immediately prior to the applicable dividend declaration date; "Unoccupied Sites" means the forty-six (46) developed manufactured home sites within Leesburg Landing which are not actually occupied by bona fide independent third party tenants paying Market Rate Rent pursuant to leases approved by Sun; "Undeveloped Sites" means the 136 undeveloped manufactured home sites within Leesburg Landing; "Occupied Sites" means those Undeveloped Sites or Unoccupied Sites within the Project which become occupied by bona fide independent third party tenants paying Market Rate Rent pursuant to leases written on Sun's standard from lease for Leesburg Landing and who have delivered to the landlord the security deposit required by their respective leases; "Market Rate Rent" means the current rental rates in effect at Leesburg Landing at the time the tenant entered into its lease, excluding any discounts, free rent or other incentives offered to new tenants. If any Unoccupied Sites become Occupied Sites prior to the Contribution Date, the value of Common OP Units to be issued on the Contribution Date shall increase by $6,593.41 for each new Occupied Site and the value of Common OP Units to be issued pursuant to Section 2.4 shall decrease by the same amount.

        2.6 If during the two (2) year period immediately following each quarterly issuance of


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Common OP Units under Section 2.4 the highest average closing stock price of the REIT for any five (5) consecutive business days (the "New Average Florida Stock Price") does not, at a minimum, equal the Florida Stock Price used when determining the number of Common OP Units issued pursuant to Section 2.4 and the Stock Price used in Section 2.4 was less than $28.50 per share, Sun will issue additional Common OP Units to the Contributor (the "Additional Florida Issuance") equal to the difference between the number of Common OP Units issued to the Contributor with respect to each quarter and (i) the number of Common OP Units which would have been issued to the Contributor if the New Average Florida Stock Price had been used in determining the number of such Common OP Units to be issued pursuant to Section 2.4, or (ii) the number of Common OP Units which would have been issued to the Contributor if the average closing stock price per share of the REIT during the five (5) business days immediately prior to the applicable dividend declaration date had been used in determining the number of such Common OP Units to be issued pursuant to Section 2.4, whichever is less.

         2.7 If prior to two (2) years after the issuance of all of the Common OP Units pursuant to this Agreement the common stock of the REIT shall be effected by any recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the common stock of the REIT, the formula for the issuance of additional Common OP Units set forth above shall be appropriately adjusted to prevent the dilution or enlargement of the rights and obligations of Sun and the Contributor pursuant to Sections 2.2 and 2.6 which may otherwise result due to such event or transaction.

         2.8 The Common OP Units to be issued to the Contributor pursuant to the terms hereof shall be governed by Sun's Second Amended and Restated Limited Partnership Agreement, dated as of April 30, 1996, as amended (the "Sun Partnership Agreement"), a copy of which is attached hereto as Exhibit "2.5(a)" and made a part hereof, as such Sun Partnership Agreement shall be amended on the Contribution Date only to reflect the admission of the Contributor as a limited partner and the issuance of such Common OP Units to the Contributor.
In addition, effective as of the Contribution Date, the Contributor and the REIT shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit "2.5(b)", and each Contributor shall execute and deliver such investment and subscription documents as Sun shall reasonably require in connection with the issuance of the Common OP Units and represent and warrant that such Contributor and each equity owner of such Contributor which is a corporation or partner is a Michigan resident and an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

         3.      PERMITTED EXCEPTIONS.

         3.1 The Project shall be conveyed to Sun subject only to the following matters (the "Permitted Exceptions"):

                 (a) Those liens, encumbrances, easements and other matters set forth on Schedule B of the Commitment to be delivered pursuant to Section 4.1 hereof which Sun does not designate as Title Defects pursuant to Section 5.1 hereof;

                 (b) The rights of parties in occupancy of all or any portion of the Land and Improvements under leases, subleases or other written agreements, to the extent set forth and described in the current Rent Roll attached hereto as Exhibit "3.1(c), as the same shall





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         be updated to the Contribution Date; and

                 (c) All presently existing and future liens for unpaid real estate taxes, assessments for public improvements installed after the Contribution Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided.

         4.      EVIDENCE OF TITLE; SURVEY; LIEN SEARCHES.

         4.1 Within thirty (30) days after the date hereof, the Contributor shall furnish Sun with a commitment (the "Commitment") for an A.L.T.A. Form B Owner's Policy of Title Insurance covering the Project, without standard exceptions, issued by a nationally recognized title insurance company reasonably acceptable to Sun (the "Title Company"), along with copies of all instruments described in Schedule B of the Commitment, in the amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), and showing marketable and insurable title in the Contributor subject only to: (a) the Permitted Exceptions; and (b) such other title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount which may be removed by the payment of money at the Closing, and which the Contributor has the right to remove and shall cause to be removed at or prior to Closing (the "Removable Liens"). At Closing, the Contributor shall cause to be provided to Sun, at Sun's expense, a policy of title insurance issued pursuant to the Commitment, insuring the interest in the Project being acquired by Sun without the "standard exceptions" and containing such additional endorsements as Sun shall reasonably request.

         4.2 Within thirty (30) days after the date hereof, the Contributor shall furnish Sun with a current ALTA "as built" survey (the "Survey") of the Project prepared by a licensed surveyor or engineer approved by Sun, certified to Sun, the Title Company, and any other parties designated by Sun, using the form attached as Exhibit "4.2" hereto, or such other form of Survey and certificate as Sun may designate. The Survey shall show the legal description of the Land, the total acreage of each parcel comprising such Land, all structures and improvements located thereon (other than manufactured homes), all boundaries, courses and dimensions, set-back lines, easements and rights of way (including any recording references), the location of all highways, streets and roads upon or adjacent to such Land, and the location of all utility lines and connections with such utility lines. The Survey shall be sufficient for removal of the standard survey exception from the policy of title insurance to be issued pursuant to the Commitment and shall not reveal any of the following:
(i) encroachments on the Project or any portion thereof from any adjacent property, (ii) the encroachment of the Project, or any portion thereof, on any adjacent property, or (iii) any violation by any portion of the Project of any recorded building liens, restrictive covenants or easements affecting the Project. The Survey shall be in form and content acceptable to Sun and its lenders. The cost of the Survey shall be borne by Sun, unless this Agreement terminates for any reason other than the default of Sun, in which case, the Contributor shall pay the cost of the Survey.

         4.3 Prior to the Contribution Date, the Contributor shall deliver to Sun Uniform Commercial Code financing statement and tax lien searches with respect to the Contributor and the Project from the State of Florida, the County of Lake, Florida, and the State of Contributor's principal residence, if not Florida, dated within ten (10) days prior to the Closing, showing no security interests, pledges, liens, claims or encumbrances in or affecting the Project including the Personal Property, except for security interests of a definite or ascertainable amount which may be removed by the payment of money at Closing and which the Contributor has a right to, and do remove at Closing.





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         5.      TITLE OBJECTIONS.

         5.1 If the Commitment or Survey discloses exceptions which are not acceptable to Sun, in its sole discretion, other than the Removable Liens, Sun shall notify the Contributor in writing of its objections to such exceptions (the "Title Defects"), and the Contributor agrees to use his best efforts to cure any such Title Defects. If Sun objects to any exception disclosed on the Commitment or Survey, such exception shall not be treated as a Permitted Exception hereunder. If the Contributor fails to have the Title Defects deleted from the Commitment or Survey, as the case may be, or discharged within ten (10) days after receipt of notice from Sun (or such longer time period designated by Sun) or to remove the Removable Liens at or prior to Closing as required herein, Sun may: (a) terminate this Agreement by delivery of written notice to the Contributor, whereupon neither the Contributor nor Sun shall have any further duties or obligations under this Agreement other than the Contributor's obligation to pay legal fees for the drafting of this Agreement as described in Section 19.1 and reimburse Sun for certain expenses as set forth herein; (b) elect to take title as it then is, and for purposes of determining the number of Common OP Units to be issued to the Contributor pursuant to Sections 2.1 and 2.4 hereof, reduce the Agreed Value by the actual cost, up to a maximum sum of $50,000.00, incurred or to be incurred by Sun to cure such Title Defects, and the actual amount paid to remove the Removable Liens; or (c) extend for up to ninety (90) days the period for the Contributor to cure such Title Defects, and if such Title Defects are not deleted during the extended period, Sun may then exercise its rights under subparagraphs (a) or (b) above. If the Contributor causes such Title Defects to be deleted from the Commitment, the Closing shall be held within seven (7) days after delivery of the revised Commitment and Survey or on the Closing Date specified in
Section 18 hereof, whichever is later.

         6.      INFORMATION AND ACCESS TO PROJECT.

         6.1 Within five (5) days after the complete execution hereof, the Contributor shall deliver to Sun, or make available at the office of the Project, and thereafter Sun shall have access to, the following:

                 (a) Copies of all leases, subleases, occupancy and tenancy agreements, and written commitments to lease currently in effect and covering any portion of the Project (the "Tenant Leases"); all collection and credit reports pertaining to the Tenant Leases; the monthly management and operating reports for the Project customarily prepared by or on behalf of the Contributor for the last twelve (12) calendar months; and the Project's operating budget for the current year;

                 (b) The prospectus for the Project, and copies of all equipment leases, service, utility, supply, maintenance, concession and employment contracts, agreements, and other continuing contractual obligations (collectively the "Project Contracts") affecting the ownership or operation of the Project;

                 (c) Annual statements of the results of the operation of the Project for each of the last three (3) full calendar years, and copies of federal tax returns for the Contributor covering the Contributor's last three (3) fiscal years;

                (d) Architectural drawings, plans and specifications and site plans for the





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         Project, to the extent available;

                 (e) Copies of all written notices of any zoning, safety, building, fire, environmental, health code or other violation relating the Project and not cured prior to the date hereof; and

                 (f) All other financial data, operating data, contracts, leases, instruments, invoices and other writings relating to the Project which Sun may reasonably request, including, without limitation, tax bills and correspondence with the tax assessor, rent rolls for the past two years, information concerning capital improvements installed by the Contributor, information concerning historical rent increases imposed by the Contributor, a list of recurring services not furnished to the Project through the Project Contracts, information concerning any pending or threatened litigation, utility bills for the past two (2) years, insurance policies and information regarding insurance claims, certificates of occupancy, existing environmental reports, appraisals and market studies, and the organizational documents of the Project's homeowners association, if organized, and any agreements between the Contributor and such homeowners association.

         6.2 At all reasonable times from and after the date hereof, the Contributor shall afford Sun and its representatives full and free access to the Project, including, but not limited to, the right to conduct environmental, soil, engineering and other tests and to inspect the mechanical, plumbing and utility systems located at the Project, together with all other aspects of the Project; provided, however, if Sun or its representatives enter upon the Project pursuant to the terms hereof, Sun agrees to indemnify and hold the Contributor harmless from all damage caused to any person or the Project as a result of such entry and the negligent acts or omissions of Sun or its representatives. Further, Sun shall have the right, at its expense, to cause its accountant to prepare audited financial statements of the operations at the Project for the calendar years ended December 31, 1993, December 31, 1994 and December 31, 1995, and for the period from January 1, 1996 through the calendar month preceding the Contribution Date, and the Contributor shall cooperate and assist it in all respects with the preparation of the audited financial statements. The Contributor shall furnish to Sun and its accountants all financial and other information in its possession or control to enable such accountants to prepare audited financial statements in conformity with Regulation S-X promulgated by the Securities and Exchange Commission ("SEC") and any registration statement, report or disclosure statement filed with, and any rule issued by, the SEC. The Contributor also shall provide a signed representation letter as prescribed by generally accepted auditing standards as promulgated by the Auditing Standards Divisions of the American Institute of Public Accountants which representation letter is required to enable an independent public accountant to render an opinion on such financial statements.

         7.      ASSIGNMENT OF LEASES, PROJECT CONTRACTS AND INTANGIBLES.

         7.1 The Contributor shall assign to Sun on the Contribution Date all of the Contributor's rights under all Tenant Leases covering any portion of the Project and all security and other deposits furnished by tenants under the Tenant Leases. The Contributor shall deliver to Sun all original Tenant Leases and documents and records with respect thereto. The Contributor shall indemnify, defend and hold harmless Sun from and against any loss or damage suffered by Sun as the result of any breach of the lessor's obligations under the Tenant Leases which occurred prior to





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the Contribution Date or as a result of the Contributor's failure to deliver any tenant security or other deposits to Sun. Sun shall indemnify, defend and hold harmless the Contributor from and against any loss or damage suffered by Contributor as the result of any breach of the lessor's obligations under the Tenant Leases which occurs subsequent to the Contribution Date.

         7.2 All Project Contracts which Sun, in its sole discretion, has elected to accept an assignment of by notice to the Contributor on or prior to the Contribution Date shall be assigned by the Contributor to Sun on the Contribution Date. The Contributor shall indemnify, defend and hold harmless Sun from and against any loss or damage suffered by Sun as a result of any breach of the Contributor's obligations under the Project Contracts which occurred prior to the Contribution Date, whether or not Sun has elected to take an assignment of the Project Contract, or as a result of the Contributor's termination of the Project Contract which is not assigned to Sun. Sun shall indemnify, defend and hold harmless Contributor from and against any loss or damage suffered by Contributor as a result of any breach of Sun's obligations under the Project Contracts assigned to Sun at its request which may occur subsequent to the Contribution Date.

         7.3 On the Contribution Date, the Contributor shall assign to Sun all of his right, title and interest in and to: (a) all licenses, permits and franchises then held by the Contributor for the Project which may be lawfully assigned and which may be necessary or desirable, in Sun's opinion, to operate the Project; (b) any warranties and guaranties from manufacturers, suppliers and installers pertaining to the Project; (c) the name "Leesburg Landing Manufactured Home Community", and all variations thereof; (d) the telephone number(s) for all of the Contributor's telephones installed at the Project; (e) all architectural drawings, plans and specifications and other documents in the Contributor's possession relating to the development of the Project; (f) all business, operating and maintenance records, reports, notices and other information concerning the Project; and (g) all other intangible property related to the Project (collectively, the "Intangible Property").

         8.      ADJUSTMENTS AND PRORATIONS.

         8.1 The following adjustments and prorations shall be made at the Closing between the Contributor and Sun computed to, but not including, the Contribution Date.

                 (a) Real estate taxes and personal property taxes which are a lien upon or levied against any portion of the Project on or prior to the Contribution Date, and all special assessments levied prior to the Contribution Date shall be paid by the Contributor. All current real estate taxes and personal property taxes levied against any portion of the Project shall be prorated and adjusted between the parties in accordance with local custom and practice in Lake County, Florida, as mutually agreed to by the Contributor and Sun and shall be paid by the Contributor or Sun, as the case may be.

                 (b) The amount of all unpaid water and other utility bills, and of all other expenses incurred with respect to the Project, relating to the period prior to the Contribution Date, shall be paid by the Contributor.

                 (c) Charges under Project Contracts which are assigned to Sun at Sun's request shall be paid by the Contributor, to the extent attributable to the period prior to the Contribution Date, and shall be paid by Sun, to the extent attributable to the period after the




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

         Contribution Date, and all charges due under Project Contracts not assigned to Sun shall be paid by the Contributor.

                 (d) All rental and other revenues collected by the Contributor up to the Contribution Date which are allocable to the period subsequent to the Contribution Date shall be paid by the Contributor to Sun. To the extent Sun collects, within ninety (90) days after the Closing, any rental or revenues allocable to the period prior to the Contribution Date, Sun shall pay the same to the Contributor; provided, however, Sun is assuming no obligation whatsoever for the collection of such rentals or revenues and all rentals and revenues collected subsequent to the Contribution Date shall always, in the first instance, be applied first to the most current rentals and revenues, if any, then due under the Tenant Leases or otherwise. Sun shall have no obligation to remit to the Contributor any such delinquent rents collected later than ninety (90) days after the Closing.

                 (e) All security and other deposits held under the Tenant Leases, together with any interest accrued thereon (to the extent applicable law requires interest to be paid by the holder of such deposits), shall be paid by the Contributor to Sun in accordance with the laws of the State of Florida or Sun shall receive an appropriate credit on the closing statement.

                 (f) Any real estate transfer tax, intangible tax, documentary tax, sales taxes, vehicle transfer, sales and use taxes and other taxes or charges levied on the transfer and conveyance of the Project, whether levied on the Land, Improvements, Personal Property or otherwise, shall be paid by Sun.

         8.2 If after the closing either the Contributor or Sun discovers any inaccuracies or errors in the prorations or adjustments done at Closing, the Contributor and Sun shall take all action and pay all sums necessary so that the said prorations and adjustments shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Contribution Date.

         9.       CONTRIBUTOR'S WARRANTIES.

         9.1 The Contributor represents and warrants to Sun as of the date hereof, and as of the Contribution Date, the following with the understanding that each of the representations and warranties are material and have been relied on by Sun in connection herewith.

                 (a) True, correct and complete copies of the Tenant Leases, including all amendments and documents relating thereto, have been or will be delivered to Sun pursuant to Section 6.1(a) hereof; the Rent Roll attached hereto as Exhibits "3.1(c)", as updated to the Contribution Date, is and will be an accurate and complete rent roll describing each of the Tenant Leases, including the name of the tenant, the home site occupied by the tenant, the lease term, monthly rent, delinquencies in rent, deposits paid and any prepaid rent or credits due any tenant; except as set forth in the Rent Roll, each Tenant Lease is in full force and effect and not in default and no events have occurred which, with notice or the passage of time, or both, would constitute such a default; the lessor has performed all of its obligations under each Tenant Lease; and the Tenant Leases have not been modified nor have any concessions been made with respect thereto unless expressly described in the Rent Roll.





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


                 (b) The Project and its operation as a manufactured home community complies in all respects with all Permitted Exceptions applicable thereto and all applicable laws, ordinances, codes, rules and regulations, including those pertaining to zoning, access to disabled persons, building, health, safety and environmental matters. Except as otherwise disclosed in Exhibit "9.1(b)" attached hereto, the Contributor has not received any notices of, and the Contributor, after due inquiry, has no knowledge of any existing facts or conditions which may result in the issuance of, any violations of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations with respect to the Project, the appurtenances thereto or the maintenance, repair or operation thereof, which will not be cured by the Contribution Date, at the Contributor's expense.

                 (c) Except as otherwise disclosed in Exhibit "9.1(c)" attached hereto, the Contributor has not received notice of and, after due inquiry, has no knowledge of any existing, pending or threatened litigation or condemnation proceedings or other court, administrative or extra judicial proceedings with respect to or affecting the Project or any part thereof.

                 (d) Except as otherwise disclosed in Exhibit "9.1(d)" attached hereto, the Contributor has no knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against the Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs. The Contributor, after due inquiry, has no knowledge of any public improvements having been ordered, threatened, announced or contemplated with respect to the Project which have not heretofore been completed, assessed and paid for.

                 (e) True and complete copies of all Project Contracts and the Prospectus for the Project, and all amendments thereto, have been delivered to Sun pursuant to Section 6.1 above; all Project Contracts are in full force and effect and not in default; all Project Contracts are listed in Exhibit "9.1(e)" attached hereto; and except as described in Exhibit "9.1(e)", there are no Project Contracts in force with respect to the Project which are not subject to cancellation upon not more than thirty (30) days notice without premium or penalty. The Prospectus for the Project, as amended, has been approved in accordance with the requirements of the Florida Mobile Home Act.

                 (f) The Contributor is the lawful owner of the Project and holds insurable and marketable title to the Project, free and clear of all liens and encumbrances other than the Permitted Exceptions and Removable Liens. The Contributor has and will have on the Contribution Date the power and authority to sell the Project to Sun and perform his obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith, has or will have due power and authority to so act. On or before the Contribution Date, the Contributor will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of the Contributor's right, title and interest in and to the Project to Sun in the condition herein required. The residents of the Project have not formed or organized, and do not otherwise operate as, a homeowners association or tenants association under Section 723 of the Florida Statutes, and accordingly, the Contributor has no obligation to notify the residents of the transfer of the Project contemplated herein.

                 (g) Since the date on which the Contributor commenced doing business at the Project, it has been insured with respect to risks normally insured against, and in amounts adequate to safeguard the Project. Exhibit "9.1(g)" attached hereto lists all insurance currently maintained for or with respect to the Project, including types of coverage, policy numbers, insurers, premiums, deductibles and limits of coverage.

                 (h) Neither this Agreement nor anything provided to be done herein by the Contributor, including, without limitation, the conveyance of all of the Contributor's right, title and interest in and to the Project as herein contemplated, violates or will violate any contract, agreement or instrument to which the Contributor is a party or bound and which affects the Project.

                 (i) The Contributor has not contracted for the furnishing of labor or materials to the Project which will not be paid for in full prior to the Contribution Date, and if any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to the Project or the Contributor prior to the Contribution Date and a lien is filed against the Project as a result of furnishing such materials and/or labor, the Contributor will immediately pay the said claim and discharge the lien.

                 (j) All utility services, including water, sanitary sewer, gas, electric, telephone and cable television facilities, are available to the Project and each home site therein in sufficient quantities to adequately service the Project at full occupancy; and to the Contributor's knowledge, after due inquiry, there are no existing, pending or threatened plans, proposals or conditions which could cause the curtailment of any such utility service.

                 (k) The Project was constructed in conformity with all governmental rules, regulations, laws and ordinances applicable at the time the Project was constructed, all Permitted Exceptions, and all development orders and other requirements imposed by governmental authorities. Except as disclosed in Exhibit "9.1(k)" attached hereto, to the Contributor's knowledge, obtained after due inquiry: (i) there are no existing maintenance problems with respect to mechanical, electrical, plumbing, utility and other systems necessary for the operation of the Project, including, without limitation, all underground utility lines, water wells and roads; (ii) all such systems are in good working condition and are suitable for the operation of the Project; and (iii) there are no structural or physical defects in and to the Project, and there are no conditions currently existing on, in, under or around property adjacent to or surrounding the Project, which materially adversely affects, or could materially adversely affect, the Project or the operation thereof.

                 (l) Attached hereto as Exhibit "9.1(l)" is a true and complete list of all persons employed by the Contributor or the manager of the Project in connection with the operation and maintenance of the Project as of the date hereof, including name, job description, term of employment, average hours worked per week, current pay rate, description of all benefits provided such employees and the annual cost thereof. Except as provided in any employment contract furnished to Sun, all such employees are terminable at will.

                 (m) Leesburg Landing consists of 96 developed manufactured home sites, 136 undeveloped manufactured home sites, approximately 35 acres of Land, and the improvements, amenities and recreational facilities listed in Exhibit "9.1(m)" attached hereto and made a part hereof. As of the date hereof, 50 manufactured home sites within Leesburg Landing are vacant, and for the calendar years 1994 and 1995, the average occupancy rates (with respect to developed manufactured home sites) at Leesburg Landing were 44% and 46%, respectively. All unoccupied developed manufactured home sites within Leesburg Landing which exist at the date of Closing, if any, will be in leasable condition without it being necessary to make any further improvements to permit a tenant to take possession of, and install a manufactured home on, such home site in accordance with the Contributor's standard form lease and the rules and regulations applicable to Leesburg Landing. The development and leasing of the 136 undeveloped manufactured home sites within Leesburg Landing will not violate any building, zoning, safety, fire, environmental, health or other codes, laws or regulations applicable thereto.

                 (n) To the Contributor's knowledge, obtained after due inquiry, Exhibit "9.1(n)" attached hereto contains a complete and accurate list of, and copies of, all licenses, certificates, permits and authorizations from any governmental authority of any kind which is required to develop, operate, use and maintain the Project as a manufactured home community; and all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and on the Contribution Date shall, to the extent legally assignable or transferable, be transferred or assigned to Sun. The Contributor shall take all steps and execute all applications and instruments reasonably necessary to achieve such transfer or assignment.

                 (o) Exhibit "B" attached hereto contains a true and complete list of all Personal Property used in the operation of the Project; the Personal Property is in good working condition and adequate for the operation of the Project at full occupancy; and the Contributor will not sell, transfer, remove or dispose of any item of Personal Property from the Project on or prior to the Contribution Date, unless such item is replaced with a similar item of no lesser quality or value.

                 (p) There has not been, and prior to the Contribution Date will not be, discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Project, and to the best of the Contributor's knowledge, the Project is free of and does not contain, any "toxic or hazardous substance", asbestos, urea formaldehyde insulation, PCBs, radioactive material, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations or ordinances (collectively the "Environmental Laws"), and there are no substances or conditions in or on the Project which may support a claim or cause of action under any of the Environmental Laws. The Contributor has no knowledge of any suit, action or other legal proceeding arising out of or related to any Environmental Laws with respect to the Project which is pending or threatened before any court, agency or government authority, and the Contributor has not received any notice that the Project is in violation of the Environmental Laws.

                 (q) Attached hereto as Exhibit "9.1(q)" are profit and loss statements for the Project for the 12-month periods ending December 31, 1993, December 31, 1994, and December 31, 1995 and the eight (8) month period ending August 31, 1996 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete in all respects, present fairly and accurately the financial position of the Project and the operation of the Project as at such dates and the results of its operations and earnings for the periods indicated thereon, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

                 (r) The Contributor owns the right to use the names "Leesburg Landing Manufactured Home Community" in connection with the operation of the Project. The Contributor has not received notice of or is aware that the Contributor's use of such name infringes on or violates the rights of any third party.

                 (s) The Contributor is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

                 (t) The Contributor has delivered or will deliver to Sun true, correct and complete copies of the information and material referenced in Section 6.1 hereof. Nothing contained in this Agreement, the Exhibits attached hereto or the information and material delivered or to be delivered to Sun pursuant to the terms hereof, includes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Contributor has not received any written notice of any fact which would materially adversely affect the Project or the operation thereof which is not set forth in this Agreement, the Exhibits hereto, or has not otherwise been disclosed to Sun in writing.

         9.2 The provisions of Section 9.1 and all representations and warranties contained therein shall be true as of the Contribution Date and shall survive the closing of the transaction contemplated herein and the conveyance of the Project to Sun. The investigation by Sun and its employees, agents and representatives, of the financial, physical and other aspects of the Project shall not negate or diminish the representations and warranties of the Contributor contained herein.


         10.      CONDITIONS.

         10.1 Sun's obligation to consummate the acquisition of the Project is expressly conditioned upon the following, each of which constitutes a condition precedent to Sun's obligations hereunder which, if not performed or determined to be acceptable to Sun on or before the Contribution Date (unless a different time for performance is expressly provided herein), shall permit Sun, at its sole option, to declare this Agreement null and void and of no further force and effect by written notice to the Contributor, whereupon neither the Contributor nor Sun shall have any further obligations hereunder to the other except for the Contributor's obligation to pay legal fees for the drafting of this Agreement as described in Section 19.1 and reimburse Sun for certain expenses as set forth herein (provided that Sun shall have the right to waive any one or all of said conditions).

                  (a) On the Contribution Date, title to the Project shall be in the condition required herein, and the Title Company shall be in a position to issue the requisite policy of title insurance pursuant to the Commitment.

                 (b) The Contributor shall have complied with and performed all covenants, agreements and conditions on his part to be performed under this Agreement within the time herein provided for such performance.

                 (c) The Contributor's representations, warranties and agreements contained herein are and shall be true and correct as of the date hereof and as of the Contribution Date in all material respects.

                 (d) From and after the date hereof to the Contribution Date there shall have been no material adverse change in or to the Project or the business conducted thereon.

                 (e) Sun shall have obtained, at its sole cost and expense, prior to the expiration of the Investigation Period, a "Phase 1" environmental audit (the "Environmental Audit") of the Project, including the Land and Improvements included within the Project, addressed to Sun and its designated lenders, conducted by an independent environmental investigation and testing firm approved by Sun in its sole discretion, reflecting that the Project is free of and does not contain any Hazardous Materials, and otherwise in form and content acceptable to Sun, in its sole discretion. If the Environmental Audit discloses any condition which requires further review or investigation, Sun may obtain, at its sole expense, a "Phase 2" environmental audit of the Project in form and content acceptable to Sun, in its sole discretion, and the Contribution Date shall be extended to provide Sun with sufficient time to receive, review and approve such Phase 2 environmental audit. If this Agreement terminates for any reason other than the default of Sun, the Contributor shall reimburse Sun for the cost of the Environmental Audit, including any Phase 2 environmental audit.

         11.      PERIOD FOR INVESTIGATION.

         11.1 Commencing on the date hereof, Sun shall have a period of sixty (60) days (the "Investigation Period") to inspect and investigate all aspects of the Project, including, without limitation, the physical condition of the Project, all items of income and expense arising from the Contributor's ownership and operation of the Project, and all documents relating thereto. In the event the Contributor has failed to deliver or make available to Sun the information and material required by Section 6.1 within five (5) days of the date hereof, the Investigation Period shall be extended for a period of time equal to the number of days from the required delivery date of each such item to the actual date of delivery of all such items. At any time prior to the expiration of the Investigation Period, as the same may have been extended pursuant to the provisions of this Section 11.1, and for any reason whatsoever, Sun may, at its option and in its sole and absolute discretion, terminate this Agreement.

         11.2 If Sun notifies the Contributor in writing prior to the expiration of the Investigation Period, as the same may be extended, that it waives its right to terminate this Agreement as provided in Section 11.1 above (the "Investigation Notice"), its right under Section 11.1 to terminate this Agreement shall expire. If Sun does not send the Investigation Notice to the Contributor prior to the expiration of the Investigation Period, as the same may be extended, Sun, without further action, shall be deemed to have elected to terminate this Agreement, and Sun and the Contributor shall have no further obligation to the other hereunder other than the Contributor's obligation to pay legal fees for the drafting of this Agreement as described in Section 19.1 and reimburse Sun for certain expenses as set forth herein.

         12.      OPERATION OF PROJECT.

         12.1 From and after the date hereof to the Contribution Date, the Contributor shall: (a) continue to maintain, operate and conduct business at the Project in substantially the same manner as prior to the date hereof; (b) perform all regular and emergency maintenance and repairs with respect to the Project; (c) keep the Project insured against all usual risks and maintain in effect all insurance policies now maintained on the same; (d) not sell, assign or convey any right, title or interest in any part of the Project; and (e) not change the operation or status of the Project in any manner reasonably expected to impair or diminish its value; provided, however: (i) no Tenant Lease shall be executed or extended for a term in excess of one year; (ii) no Tenant Lease shall be executed or extended at a rental rate that is less than the present rental for such space within the Project; and (iii) the Contributor shall at or prior to the Contribution Date furnish Sun with a copy of each new or renewal lease.

         12.2 Sun shall have the right, but not the obligation, to hire those employees of the Contributor and the Project's management agent who worked at or provided services to the Project, effective as of the Contribution Date. Upon the consummation of the transaction contemplated herein, such employees will remain employees of the Contributor or the manager unless expressly retained by Sun, and all compensation and fees due such employees, including any amount payable or that becomes payable as a result of the termination of the employees, and all costs and taxes attributable to such employment, shall be paid by the Contributor or the manager, as the case may be. Effective as of the Contribution Date, the Contributor shall terminate the existing manager of the Project and the Project Contracts not assigned to Sun.

         13.      DESTRUCTION OF PROJECT.

         13.1 In the event any part of the Project shall be damaged or destroyed prior to the Contribution Date, the Contributor shall notify Sun thereof, which notice shall include a description of the damage and all pertinent insurance information. If the use or occupancy of the Project is materially affected by such damage or destruction or the cost to repair such damage or destruction exceeds Fifty Thousand and 00/100 Dollars ($50,000.00), Sun shall have the right to terminate this Agreement by notifying the Contributor within thirty (30) days following the date Sun receives notice of such occurrence, whereupon the Contributor and Sun shall not have any further obligation to the other hereunder other than the Contributor's obligation to pay legal fees for the drafting of this Agreement as described in Section 19.1 and reimburse Sun for certain expenses as set forth herein. If Sun does not elect to terminate this Agreement, or shall fail to notify the Contributor within the said thirty (30) day period, on the Contribution Date the Contributor shall assign to Sun all of the Contributor's right, title and interest in and to the proceeds of the fire and extended coverage insurance presently carried by or payable to the Contributor.

         14.      CONDEMNATION.

         14.1 If, prior to the Contribution Date, either the Contributor or Sun receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of the Project by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the State of Florida or Lake County, Sun shall have the option to terminate this Agreement by notifying the Contributor within thirty (30) days following Sun's receipt of such notice, in which event the Contributor and Sun shall not have any other or further liability or responsibility hereunder to the other, except the Contributor's obligation to pay legal fees for the drafting of this Agreement as described in Section 19.1 and reimburse Sun for certain expenses as set forth herein. If Sun does not elect to terminate this Agreement or shall fail to notify the Contributor within the thirty (30) day period, Sun shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced, and in such event, any proceeds or awards made in connection with such taking shall be the sole property of Sun.

         15.      DEFAULT BY THE CONTRIBUTOR OR SUN.

         15.1 In the event the Contributor shall fail to perform any of his obligations hereunder, Sun may, at Sun's option and in addition to all other rights available at law or in equity: (i) terminate this Agreement by written notice delivered to the Contributor at or prior to the Contribution Date; (ii) obtain specific performance of the terms and conditions hereof; or (iii) waive the Contributor's default and proceed to consummate the transactions with the Contributor, and for purposes of determining the number of Common OP Units to be issued to the Contributor pursuant to Sections 2.1 and 2.4, reduce the Agreed Value by an amount equal to the costs incurred by Sun to cure any default of the Contributor hereunder, up to a maximum reduction of $50,000.00.

         15.2 In the event Sun does not elect to terminate this Agreement as permitted herein and the conditions precedent to Sun's obligation to purchase the Project has been satisfied or waived by Sun, and thereafter Sun fails to purchase the Project on the Contribution Date in accordance with the terms of this Agreement, the Contributor shall be entitled to terminate this Agreement and recover from Sun, as liquidated damages, the sum of FIFTY THOUSAND and 00/100 ($50,000.00) Dollars plus all third party out-of-pocket costs incurred by Contributor with respect to the transaction contemplated herein (the "Recovery"), the same being the Contributor's sole remedy, and Sun shall have no further or other liability hereunder. The Contributor and Sun agree that in the event of a default by Sun under this Agreement, the Contributor's damages would be difficult or impossible to ascertain, and the amount of the Recovery represents a reasonable estimate of such damages. Neither Sun, nor any designee, transferee or assignee of Sun, nor any officers, directors, shareholders or partners, general or limited, of such designee, transferee or assignee, shall be personally or individually liable with respect to any obligation under this Agreement, all such personal and individual liability, if any, being hereby waived by the Contributor on his behalf and on behalf of all persons claiming by, through or under the Contributor.

         16.     LIABILITY AND INDEMNIFICATION.

         16.1 Sun does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Contribution Date with respect to the Project.

         16.2 From and after the Contribution Date, the Contributor agrees to indemnify, defend and hold harmless Sun, and Sun's successors and assigns, from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including attorneys' fees), arising out of, as a result of or as a consequence of: (i) any property damage or injuries to persons, including death, caused by the occurrence of any event or the existence of any condition at the Project prior to the Contribution Date or in connection with the Contributor's use, possession, operation, repair and maintenance of the Project prior to the Contribution Date; (ii) any breach by the Contributor of any of his representations, warranties, or obligations set forth herein or in any other document or instrument delivered by the Contributor in connection with the consummation of the transactions contemplated herein; or (iii) clean up costs and future response costs incurred by Sun under the Environmental Laws arising with respect to or in connection with a condition which existed or any event which occurred prior to the Contribution Date.

         17.     EXISTING HOMES.

         17.1 Sun will cause Sun Home Services, Inc. ("SHS"), an affiliate of Sun, to purchase from the Contributor (i) the one (1) new 1996 model manufactured home recently installed at the Project, (ii) the one (1) used model home installed at the Project, and (iii) eight (8) manufactured homes located at the Project and leased or available for lease to residents (the "Leased Homes") for an aggregate price of $363,000.00, payable in full on the Contribution Date. The model homes and Leased Homes are identified in Exhibit
17.1 attached hereto and made a part hereof. Simultaneously with the conveyance of the model homes and Leased Homes to SHS, Contributor shall assign to Sun the leases pursuant to which the Leased Homes are leased to residents of the Project (the "Home Leases"). Upon the complete execution of this Agreement, Contributor shall provide Sun copies of the Home Leases and with all information and documentation in its possession or control relating to his purchase and installation of the Leased Homes and model homes, including invoices, tax bills and MSOs.

         18.     CLOSING.

         18.1 Subject to the provisions of Section 5.1, the closing ("Closing") of the transaction contemplated herein shall take place within thirty (30) days after the expiration of the Investigation

Period (the "Contribution Date"). The Contribution Date shall be designated by Sun on not less than five (5) days prior written notice to the Contributor.
The Closing shall be held at the offices of Sun's attorneys, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, Michigan 48226, or on or at such other time or place as Sun and the Contributor shall agree upon.

         18.2    At Closing:

                 (a) The Contributor shall execute and deliver a Warranty Deed in recordable form conveying to Sun marketable and insurable title to the Land and Improvements, subject only to the Permitted Exceptions.

                 (b) The Contributor shall execute and deliver a Warranty Bill of Sale conveying the Personal Property to Sun, free and clear of any liens or encumbrances other than the Permitted Exceptions, and the Contributor shall execute and deliver to Sun, in proper form for transfer, the Certificates of Title pertaining to all vehicles and manufactured homes, if any, being conveyed to Sun or SHS hereunder.

                 (c) The Contributor shall execute and deliver to Sun, in form and content satisfactory to Sun and pursuant to Sections 7.1, 7.2, 7.3 and 17.1 hereof, an Assignment transferring to Sun all of the Contributor's right, title and interest in and to: (i) the Tenant Leases and all deposits relating thereto; (ii) the Project Contracts which Sun has elected to have assigned; (iii) the Intangible Property, and (iv) the Home Leases.

                 (d) The Contributor shall cause the Commitment referred to in paragraph 4.1 hereof to be recertified and updated to the Contribution Date, and shall cause the policy of title insurance to be issued to Sun pursuant to such updated Commitment together with such endorsements thereto as Sun shall request, at Sun's sole cost.

                 (e) The REIT and the Contributor shall execute and deliver amendments to the Sun Partnership Agreement and Sun's Restated Certificate of Limited Partnership admitting the Contributor as a limited partner of Sun and issuing the Common OP Units to the Contributor, upon the terms and subject to the conditions contained herein.

                 (f) The Contributor and the REIT shall enter into the Registration Rights Agreement in the form of Exhibit "2.5(b)" attached hereto, and the Contributor shall execute and deliver such investment and subscription documents as Sun shall reasonably require in connection with the issuance of the Common OP Units and reaffirm the representations and warranties contained in Section 9.1(s) hereof.

                 (g) The Contributor shall deliver to Sun a certificate confirming the truth and accuracy of the Contributor's representations and warranties hereunder, and the Rent Rolls, updated to the Contribution Date, and the prospectus for the Project then in effect, shall be certified as true and correct in all respects.

                 (h) The Contributor and Sun shall execute and cause to be delivered to tenants under the Tenant Leases and all other interested parties written notice of the transfer of the Project to Sun together with such other information or instructions as Sun shall deem appropriate.

                 (i)      The Contributor shall deliver to Sun originals of:
         (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Project Contracts assigned to Sun;
         (iii) all architectural plans and specifications and other documents in the Contributor's possession pertaining to the development of the Project; and (iv) all collection, expense and business records and such other documentation reasonably necessary for Sun to continue the operation of the Project.

                 (j) The Contributor shall deliver to Sun an affidavit, in form acceptable to Sun, executed by the Contributor, certifying that the Contributor is not a non-resident alien such that the Contributor is not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

                 (k) Sun shall deliver to the Contributor certificates or such other instruments reasonably necessary to evidence that the execution and delivery of this Agreement and all documents to be executed and delivered by Sun hereunder, have been authorized by Sun and that all persons or entities who have executed documents on behalf of Sun in connection with the transaction have due authority to act on behalf of Sun.

                 (l) The Contributor shall execute and deliver to Sun a discontinuation of any assumed name certificate whereby the Contributor has reserved the right to conduct business under the name "Leesburg Landing Manufactured Home Community" and all variations thereof.

                 (m) The Contributor and Sun shall each deliver to the other such other documents or instruments as shall reasonably be required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or to cause the issuance of the policy of title insurance which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder.

         19.     COSTS.

         19.1 Sun and the Contributor shall each be responsible for their own counsel fees and travel expenses; provided, however that the Contributor shall pay the lesser of (i) one half of the legal fees incurred by Sun's attorneys, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, in preparing the initial draft of this Agreement and all Exhibits hereto or (ii) Two Thousand and 00/100 Dollars ($2,000.00). Except as otherwise set forth in this
Section 19.1, and subject to reimbursement upon the termination of this Agreement as elsewhere provided herein, Sun shall pay all documentary, intangible and transfer taxes due on the conveyance of the Project to Sun, sales, transfer and other taxes due on the transfer of any vehicles and manufactured homes to Sun, title insurance premiums for Sun's policy of title insurance, the cost of the Survey, Environmental Audit and any necessary financial audit, its due diligence costs, and all recording fees for the deeds. Escrow fees, if any, shall be borne equally by the Contributor and Sun.

         20.      BROKERS.

         20.1 Sun and the Contributor represent and warrant to the other that they have not had any direct or indirect dealings with any real estate brokers, salesmen or agents in connection with the Project, or the transactions contemplated herein, except James Devine (the "Broker"), whose commission, if any, shall be paid by Sun. In consideration of said warranty, Sun agrees with the Contributor that it will pay, and will defend and hold the Contributor harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by Sun, including, without limitation, contracts with or claims of the Broker, and the Contributor agrees with Sun that he will pay, and will defend and hold Sun harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by the Contributor.

         21.      ASSIGNMENT.

         21.1 Sun hereby reserves the right, on or before the Contribution Date, to assign all of its right, title and interest in and to this Agreement or to transfer its interest in the Project to any other person or entity, and upon notice of such assignment to the Contributor, all terms and conditions hereof shall apply equally to such assignee as if the assignee was the original party hereto.

         22.      CONTROLLING LAW.

         22.1 This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Michigan.

         23.      ENTIRE AGREEMENT.

         23.1 This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transactions herein contemplated, and supersedes all prior agreements, written or oral, between the parties relating to the subject matter hereof. Any modification or amendment to this Agreement shall be effective only if in writing and executed by each of the parties hereto.

         24.      NOTICES.

         24.1 Any notice from the Contributor to Sun or from Sun to the Contributor shall be deemed duly served upon receipt or refusal if (i) personally served, (ii) deposited in the U.S. certified mail, return receipt requested, (iii) sent by telephone facsimile with fax acceptance sheet verifying receipt, or (iv) sent via "overnight" courier service, addressed to such party as follows:

         If to the Contributor:            Mr. Donald Smith
                                           c/o Ms. Susan Smith
                                           13015 Sandehurst Ct.
                                           Grand Blanc, Michigan 48439
                                           Fax No. (810) 695-4020

         With a copy to:                   John Wolf, Esq.

                                           Joseph, Wolf, Endean & Stahle
                                           3876 Fortune Blvd.
                                           Saginaw, MI 48603
                                           Fax No. (517) 799-8692


         If to Sun:                        Sun Communities, Inc.
                                           31700 Middlebelt, Suite 145
                                           Farmington Hills, Michigan  48334
                                           Attn:  Mr. Gary A. Shiffman
                                           Fax No. (810) 932-3072

         With a copy to:                   Richard A. Zussman
                                           Jaffe, Raitt, Heuer & Weiss
                                           Professional Corporation
                                           One Woodward Avenue, Suite 2400
                                           Detroit, Michigan 48226
                                           Fax No. (313) 961-8358

Either party hereto may change the name and address of the designee to which notice shall be sent by giving written notice of such change to the other party hereto as hereinbefore provided.

         25.      BINDING.

         25.1 The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and assigns.

         26.      PARAGRAPH HEADINGS.

         26.1 The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         27.      SURVIVAL AND BENEFIT.

         27.1 Except as otherwise expressly provided herein, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall survive the Contribution Date and the consummation of the transactions provided for herein.

         27.2 The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other party hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.

         27.3 This Agreement shall not be construed more strictly against one party then against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Sun and the Contributor have contributed substantially and materially to the preparation of this Agreement.

         28.     COUNTERPARTS.

         28.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one in the same instrument.

 IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


IN THE PRESENCE OF:                        CONTRIBUTOR:

                                           /s/ Donald L. Smith
___________________________                ____________________________
                                            DONALD L. SMITH,
                                            INDIVIDUALLY, A SINGLE MAN


                                           "SUN":
                                            SUN COMMUNITIES OPERATING LIMITED
                                            PARTNERSHIP, a Michigan limited
                                            partnership


___________________________                By:  Sun Communities, Inc., its
                                                General Partner

                                               /s/ Jonathan M. Colman
                                           By:_________________________________
                                              Jonathan M. Colman, Vice President

                                LIST OF EXHIBITS

                 EXHIBIT                           DESCRIPTION
                 -------                           -----------

                   1.                                Legal Description of Continental Estates Land

                   B                                 Schedule of Personal Property

                   2.5(a)                          Sun Partnership Agreement

                   2.5(b)                          Registration Rights Agreement

                   3.1(c)                          Rent Roll

                   4.2                               Surveyor's Certification

                   9.1(b)                          Violations

                   9.1(c)                          Litigation and Condemnation Proceedings

                   9.1(d)                          Assessments and Other Charges

                   9.1(e)                          Project Contracts

                   9.1(g)                          Summary of Insurance

                   9.1(k)                          Maintenance Problems

                   9.1(l)                          List of Employees

                   9.1(m)                            List of Leesburg Landing Facilities

                   9.1(n)                          Licenses, Authorizations and Permits

                   9.1(q)                          Project Financial Statements

                   17.1                              Model Homes and Leased Homes





                                    - 23 -